Exhibit 10.48

Execution Version

December 28, 2022
Dana Russell
    RE: Acceleration of Payments
Dear Dana:
As you are aware, Vivint Smart Home, Inc., (the “Company”) has entered into an Agreement and Plan of Merger dated December 6, 2022 (the “Merger Agreement”) with NRG Energy, Inc. (“Parent”) and the other parties enumerated therein, pursuant to which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). Reference is made to your employment agreement with the Company, dated as of May 15, 2022 (the “Employment Agreement”) and your side letter agreement with Parent, dated as of December 6, 2022 (together, the “Employment Arrangements”). Terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Employment Arrangement.
By signing below, you and the Company each agree that:
1.Subject to your agreement in Paragraph 2 below, the Company has elected (at your request) to accelerate the timing of the vesting and settlement, as of December 28, 2022, of 88,029 of the 176,057 outstanding time-based restricted stock units (“RSUs”) held by you that would otherwise be eligible to vest on May 16, 2023. Any amounts required to be withheld to satisfy any amounts required to be withheld in connection with the vesting of the RSUs shall be satisfied by the Company’s withholding the requisite number of shares of common stock otherwise deliverable upon settlement to satisfy such tax withholding obligation;
2.You hereby agree to repay, within 30 days following such event, an amount equal to the product of (x) the number of RSUs that would not have vested absent this letter agreement and (y) the value of a share of the Company’s common stock on the repayment date (provided that, if the Transaction has occurred, clause (y) shall be $12.00), in the event you cease to be employed with the Company prior to the date which the equity award described in Paragraph 1 above would otherwise have become vested. You shall not be required to repay such amount if you otherwise become legally entitled to receive the accelerated vesting and settlement of such equity award, including, to the extent applicable, timely executing, and not revoking, an effective Release and Waiver of Claims, substantially in the form attached to your Employment Agreement.
You acknowledge and agree that nothing in this letter agreement shall confer upon you any right to continue in the employ of the Company, Parent or any affiliate or interfere in any way with any right to terminate such employment at any time for any reason whatsoever (whether by the Company for Cause or without Cause or by you with Good Reason) without liability, subject to any rights set forth in the Employment Arrangement or this letter agreement. You acknowledge and agree that you shall not be eligible to receive any payments or benefits accelerated hereunder in a manner that results in a duplication of payments or benefits.
No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this letter agreement have been made or entered into by either party with respect to the subject matter hereof. This letter agreement is governed by the laws of the State of Utah without regard to its conflict-of-law rules and each of the parties hereby submits to the exclusive jurisdiction of any federal or state court sitting in the State of Utah with respect to any claim or action arising relating to this letter agreement. This letter agreement may be executed in counterparts.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this letter agreement to be executed as of the date first written above.

Company:
Vivint Smart Home, Inc.
By:     /s/ David Bywater
    Name:    David Bywater
    Title:     Chief Executive Officer
[Signature Page to Letter Agreement]

IN WITNESS WHEREOF, the parties have caused this letter agreement to be executed as of the date first written above.

/s/ Dana Russell
Dana Russell

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